Exhibit 10.8

24 MAY 2010

CME INVESTMENTS B.V.

and

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

and

ADRIAN SARBU

SALE AND PURCHASE AGREEMENT

IN RESPECT OF

PRO TV S.A., MEDIA PRO INTERNATIONAL S.A. AND MEDIA VISION S.R.L.

THIS AGREEMENT (this "Agreement") is made on 24 May 2010

BETWEEN:

(1)
CME INVESTMENTS B.V., a company organised under the laws of the Netherlands, registered under number 33289326 with the Trade Register and having its registered office at Dam 5B, Amsterdam JS 1012, the Netherlands (the "Purchaser");

(2)
CENTRAL EUROPEAN MEDIA ENTERPRISES LTD., a company organised under the laws of Bermuda, having its registered office at Mintflower Place, 4th Floor, 8 Par-La-Ville Rd., Hamilton, Bermuda ("CME Ltd."); and

(3)	ADRIAN SARBU, of 4A Modrogan Street, Sc. A, Et. 5, Apt. 15, Section 1, Bucharest, Romania (the "Seller").

WHEREAS:

(A)	The Seller is the registered holder of:

(i)	1,731 nominal shares in PRO TV (as such term is defined below) which represents an approximate 4.9457% interest in PRO TV;

(ii)	166,099 nominal shares in Media Pro International (as such term is defined below) which represents an approximate 4.99997% interest in Media Pro International; and

(iii)	50 nominal shares in Media Vision (as such term is defined below) which represents an approximate 5.0% interest in Media Vision.

(B)	The Purchaser is the registered holder of:

(i)	33,269 nominal shares which represents an approximate 95.0543% interest in PRO TV;

(ii)	3,155,901 nominal shares in Media Pro International (as such term is defined below) which represents an approximate 95.00003% interest in Media Pro International; and

(iii)	950 nominal shares in Media Vision (as such term is defined below) which represents an approximate 95.0% interest in Media Vision.

(C)
The Seller wishes to sell and the Purchaser wishes to acquire the Sale Securities in consideration of the Purchase Consideration (as each term is defined below), subject to the terms and conditions contained herein.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	The following definitions apply in this Agreement:

"Affiliate"
of a person means any person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such person provided that, for the avoidance of doubt, neither the Purchaser nor CME Ltd. shall be considered an affiliate of the Seller for the purposes of this Agreement;

"Business Day"	means a day (other than Saturday or Sunday) on which commercial banks are open for general business in New York, London and Bucharest (other than solely for services via the internet);

"Cash Consideration"	has the meaning set forth in Clause 2.2.1;

"Claim"
means any claims, rights, actions or proceedings of any nature, contingent or actual, known or unknown, including any appeals in such proceedings, whether asserted or not, which a person has, could have had, or in the future could have against any person or any of its subsidiaries or Affiliates or current or former shareholders, relating in any way to the assets, ownership structure or other affairs of such person or any of its subsidiaries or current or former shareholders and Affiliates;

"Closing"	means the completion of the sale and purchase of the Sale Securities as described in Clause 3;

"Closing Date"	means the date hereof;

"CME Common Shares"	means the Class A Common Shares and the Class B Common Shares in the capital of CME Ltd.;

"Consideration Shares"	has the meaning set forth in Clause 2.2.2;

"Control"
means the power to direct or cause the direction of the management or policy of any person, directly or indirectly, whether through family relationship (if a natural person), the holding of securities or other participation interests, by virtue of an agreement, arrangement or understanding or on other grounds, and "Controlling" and "Controlled" shall have the correlative meanings proceeding from this term;

"Encumbrances"
means any Claim, charge, mortgage, pledge, security, lien, option, equity, power of sale, hypothecation or other third party right, retention of title, right of pre-emption, right to acquire, right of first refusal or security interest of any kind;

"Existing Dispute"	has the meaning set forth in Clause 23.3;

"Governmental Authority"
means any supranational, national, provincial, municipal or other court, arbitral tribunal, administrative agency or commission or other governmental administrative or regulatory body, authority, agency or instrumentality;

"Indemnified Party"	has the meaning set forth in Clause 8.2;

"Indemnity Claim"	means any claim by the Purchaser Protected Party pursuant to the indemnities in Clause 8;

“Intellectual Property Rights”
means all copyright, trade marks, design rights, rights to use the “Pro TV” and “Pro FM” names and domain names (whether registered or unregistered), proprietary information rights and all similar proprietary rights, including any good-will, owned or controlled by or associated with the Seller as may exist anywhere in the world in relation to the “Pro TV” and “Pro FM” business names.

"Losses"	has the meaning set forth in Clause 8.1;

"Media Pro International"
means Media Pro International S.A., a company organised under the laws of Romania, registered under number J40/9244/1995 and having its registered office at 109 Pache Protopopescu Boulevard, district 2, Bucharest, Romania;

"Media Vision"
means Media Vision S.R.L., a company organised under the laws of Romania, registered under number J40/9746/1995 and having its registered office at 109 Pache Protopopescu Boulevard, district 2, Bucharest, Romania;

"Party" or "Parties"
means a party and collectively the parties to this Agreement, provided that, references to "Party" or "Parties" shall only include CME Ltd. when the term is used in Clauses 6.1, 7, 8, 9 to 23 (inclusive) and Schedule 1;

"PRO TV"
means PRO TV S.A.,  a company organised under the laws of Romania, registered under number J40/24578/1992 CUI 2835636 and having its registered office at 109 Pache Protopopescu Boulevard, district 2, Bucharest, Romania;

"Transfer Agreements"
means the share purchase agreements in respect of the transfer of the Sale Securities of PRO TV, Media Pro International and Media Vision between the Seller and the Purchaser to be entered into on the Closing Date;

"Purchase Consideration"	means the Cash Consideration and the Consideration Shares;

"Purchaser Protected Parties"	has the meaning set forth in Clause 8.1;

"Put Option Agreement"	has the meaning set forth in Clause 2.4;

"Related Dispute"	has the meaning set forth in Clause 23.3;

"Sale Securities"	means:

(i) the 1,731 nominal shares in PRO TV currently owned by the Seller;

(ii) the 166,099 nominal shares in Media Pro International currently owned by the Seller; and

(iii) the 50 nominal shares in Media Vision currently owned by the Seller;

"Securities Act"	means the United States Securities Act of 1933;

"Target Companies"	means PRO TV, Media Pro International and Media Vision;

"Third Party Claim"	means any Claim against any Purchaser Protected Party by any person other than a party to this Agreement;

"Transaction Documents"	means this Agreement and all other documents entered into pursuant to or in connection with the foregoing;

"US Dollars" or "US$"	means the official currency for the time being of the United States of America;

"Warranties"	means the warranties contained in Schedule 1 and each statement identified as a warranty in any other Transaction Document; and

"Working Hours"	means the hours of 9:00 a.m. to 5:00 p.m. on a Business Day.

1.2	In construing this Agreement, unless otherwise specified:

1.2.1	references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement;

1.2.2
references to a "person" shall be construed so as to include any physical or legal person, firm, company or other body corporate, government, state or agency of a Governmental Authority or any joint venture, association or partnership (whether or not having separate legal personality);

1.2.3	words in the singular include the plural and in the plural include the singular, and a reference to one gender includes a reference to the other gender;

1.2.4	a reference to any law, regulation, statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

1.2.5
any reference to a "day" (including within the phrase "Business Day") shall mean a period of 24 hours running from midnight to midnight (except for the days of time change lasting 25 or 23 hours which days shall be 25 or 23 hours respectively);

1.2.6	references to time are to Greenwich Mean Time;

1.2.7
a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Agreement) from time to time;

1.2.8	headings, sub-headings, recitals and titles are for convenience only and do not affect the interpretation of this Agreement;

1.2.9	references to documents being in writing shall not include e-mail;

1.2.10	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

1.2.11	the words "include", "includes", "including" and "in particular" shall be deemed in each case to be followed by the words "without limitation"; and

1.2.12	references to a "Party" or the "Parties" shall be construed as to include each of its permitted successors and permitted assignees.

1.3	The Schedules form an integral part of this Agreement and any reference to this Agreement shall include the Schedules.

2.	Transaction and Purchase Consideration

2.1
Subject to the terms and conditions herein, the Seller agrees to sell, and the Purchaser (relying on, amongst other things, the Warranties and undertakings of the Seller) agrees to purchase, the Sale Securities with full title guarantee free from all Encumbrances and together with all rights and entitlements now or hereafter attaching thereto.

2.2	The consideration for the purchase by the Purchaser of the Sale Securities (the "Purchase Consideration") shall be apportioned as follows:

2.2.1	the payment of six million one hundred eighty seven thousand three hundred and thirty four US Dollars (US$6,187,334) in cash to the Seller (the "Cash Consideration"); and

2.2.2	the issuance to the Seller of eight hundred thousand (800,000) Class A Common Shares in CME Ltd. (the "Consideration Shares").

2.3	On Closing:

2.3.1
the Cash Consideration shall be paid by the Purchaser or any of its Affiliates in immediately available funds to the account of the Seller that has been notified to the Purchaser prior to the date of this Agreement; and

2.3.2	CME Ltd. shall issue the Consideration Shares to the Seller, which shall constitute full performance by the Purchaser of its obligations to cause the delivery of the Consideration Shares.

2.4
The Parties acknowledge that none of the Sale Securities are being sold pursuant to that certain put option agreement dated 30 July 2004 (as amended) by and among the Seller, Rootland Trading Limited and the Purchaser in respect of the PRO TV shares or that certain put option agreement dated 30 July 2004 (as amended) by and among the Seller, Rootland Trading Limited and the Purchaser in respect of the Media Pro International Shares (collectively, the "Put Option Agreements"). The Parties further acknowledge and agree that they shall take all necessary actions to terminate the rights and obligations of the parties to the Put Option Agreements.

2.5
On Closing the Seller hereby (i) waives any and all of its rights, title and interests in and to the business names “Pro TV” and “Pro FM” or any other similar business names or any derivations thereof, and (ii) exclusively assigns with full title and interest to the Purchaser any and all Intellectual Property Rights, with respect to all the products and services to which the Intellectual Property Rights apply, in any territory in which the Intellectual Property Rights shall have the benefit of any protection or be subject to any rights and for the entire terms of protection of such rights, including but not limited to any such rights, title and interests or Intellectual Property Rights pursuant to the Cooperation Agreement among CME Media Enterprises B.V., Mr. Ion Tiriac and Seller dated August 14, 1995.

3.	Transfer Restriction and Covenant in Respect of Consideration Shares

3.1
Except as provided in this Clause 3, the Seller acknowledges that none of the Consideration Shares has been, or is being, registered under Securities Act, and the Consideration Shares may not be sold, offered for sale, assigned or otherwise transferred unless subsequently registered thereunder or pursuant to an exemption from registration specified in an opinion of counsel satisfactory to CME Ltd.; provided that the Seller may transfer the Consideration Shares to an affiliate (as such term is defined under the Securities Act) with the prior written consent of CME Ltd.; provided further that the Seller shall notify CME Ltd. in advance of any pledge of the Consideration Shares pursuant to a bona-fide non-transferable pledge to an unaffiliated third-party .

3.2
All sales, transfers and assignments of CME Common Shares by the Seller or his Affiliates shall be made in accordance with CME Ltd.'s then current Insider Trading Policy and applicable trading windows.  The provisions of this Clause 3 shall be binding upon any transferees of the Consideration Shares pursuant to any sale, transfer, assignment or pledge hereunder not previously registered under the Securities Act or sold in accordance with this Clause 3.

3.3
Until such time as the Consideration Shares shall have been registered under the Securities Act or sold in accordance with this Clause 3, the Consideration Shares shall bear a restrictive legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED OR OTHERWISE TRANSFERRED OTHER THAN PURSUANT TO SUCH REGISTRATION OR PURSUANT TO AN EXEMPTION FROM REGISTRATION SPECIFIED IN AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY.  FURTHERMORE, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS CONTAINED IN THE SALE AND PURCHASE AGREEMENT BETWEEN THE COMPANY, CME INVESTMENTS B.V. AND MR. ADRIAN SARBU DATED AS OF MAY 24, 2010.  ANY TRANSFER OR PLEDGE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE THAT CONTRAVENES SUCH RESTRICTIONS SHALL BE NULL AND VOID.

3.4
The legend set forth in Clause 3.3 shall be removed and CME Ltd. shall issue a certificate without such legend to the holder of any Consideration Share upon which it is stamped if such Consideration Share is registered for sale under an effective registration statement filed under the Securities Act or if such Consideration Share is proposed to be sold pursuant to an exemption from registration as provided in this Agreement and CME Ltd. receives an opinion of counsel with respect to compliance with such exemption.

3.5
The Seller shall sell all Consideration Shares including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

3.6
CME Ltd. currently meets, and shall take commercially reasonable steps to continue to meet, the "registrant eligibility" requirements set forth in the general instructions to Form S-3 applicable to both "primary" and "resale" registrations on Form S-3.

3.7
CME Ltd. shall, to the extent required by the NASDAQ Global Select Market, promptly secure the listing of the Consideration Shares upon the NASDAQ Global Select Market, and each other national securities exchange or automated quotation system, if any, upon which shares of CME Common Shares are then listed (subject to official notice of issuance).

4.	Closing

4.1	The Closing shall take place on the Closing Date at 52 Charles Street, London, W1J 5EU, United Kingdom or at such other location as agreed by the Parties.

4.2
All deliveries of documents and actions contemplated by this Clause 4 to take place at Closing shall be deemed to have taken place simultaneously as part of a single transaction, none of which shall be considered to have taken place unless and until all such actions shall have taken place, provided that the Purchaser or CME Ltd. shall have no obligation to pay or effect any of the Purchase Consideration until all of the actions of the Seller set out in Clause 4.3 have been satisfied.

4.3	On the Closing Date, the Seller shall deliver or shall procure the delivery to the Purchaser of:

4.3.1
the Transfer Agreements, duly executed and completed by the Seller in favour of the Purchaser (or in favour of any Affiliate of the Purchaser as the Purchaser shall direct in writing to the applicable Seller in respect of some or all of the Sale Securities);

4.3.2
copies of the resolutions of the shareholders of PRO TV, Media Pro International and Media Vision and all other necessary authorisations, waivers and consents in respect of the sale of the Sale Securities; and

4.3.3	any and all documents, duly executed and completed, required to evidence the removal of any and all Encumbrances over the Sale Securities.

4.4	On the Closing Date, subject to compliance with Clause 4.3 by the Seller, the Purchaser shall, or shall procure that an Affiliate of the Purchaser shall:

4.4.1	pay the Cash Consideration; and

4.4.2
deliver (unless delivery in accordance with the aforementioned written notice is contrary to any applicable law, regulation or direction of any relevant stock exchange or regulator, in which case the delivery shall be in accordance with such law, regulation or direction and where there is discretion that could be exercised, such discretion to be exercised only by the Purchaser and CME Ltd.) a certificate representing eight hundred thousand (800,000) Class A Common Shares, evidencing the number of shares in CME Ltd. issued to the Seller, registered in the Seller's name.

4.5
If Closing does not take place by 5:00 p.m. London time on the Closing Date because the Seller fails to comply with any of his obligations under this Clause 4, the Purchaser may, in its sole discretion, by written notice to the Seller:

4.5.1	postpone Closing to a later date; or

4.5.2	terminate this Agreement, in which case the provisions of Clause 7.2 and 7.3 shall apply.

5.	Warranties

5.1	The Seller warrants to the Purchaser and CME Ltd. that each statement:

5.1.1	contained in Part A(1) of Schedule 1 is true and accurate in every respect and not misleading as of the date hereof; and

5.1.2	contained in Part B of Schedule 1 is true and correct in every respect and not misleading as of the date hereof.

5.2
The Purchaser and CME Ltd. severally warrant to the Seller that each statement applicable to it contained in Part A(2) of Schedule 1 is true and accurate in every respect and not misleading as of the date hereof.

5.3	CME Ltd. warrants to the Seller that each statement applicable to it contained in Part C of Schedule 1 is true and accurate in every respect and not misleading as of the date hereof.

5.4
CME LTD. HEREBY EXPRESSLY DISCLAIMS ALL LIABILITIES AND RESPONSIBILITIES FOR ANY WARRANTY NOT EXPRESSLY APPLICABLE TO IT AND INCLUDED IN PART A(2) AND PART C SCHEDULE 1, AS WELL AS ANY STATEMENT OR INFORMATION THAT WAS MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE SELLER OR ANY OF HIS AFFILATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE SELLER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF CME LTD. OR AN AFFILIATE THEREOF) AND NONE OF CME LTD., ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATIONS IN CONNECTION THEREWITH.

6.	Seller Undertakings and Post-Closing Covenants

6.1
The Parties acknowledge that the Purchaser and the other Affiliates of CME Ltd. are subsidiaries of a U.S. reporting company and as such will be required to comply with certain U.S. securities, anti-money laundering, anti-corruption and other applicable laws. In particular, the Parties acknowledge and the Seller and his Affiliates agree that the Seller and his Affiliate will not use or offer to use, directly or indirectly, any of the Purchase Consideration or any other funds for any unlawful contribution, gift, entertainment or other unlawful payment to any foreign or domestic government official or employee, or any political party, party official, political candidate or official of any public international organisation in violation of any applicable law, including, as applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended.

6.2
The Seller undertakes to the Purchaser and CME Ltd. not to make or pursue any claim against the Target Companies or any of their directors, officers, employees, agents or Affiliates in connection with assisting the Seller in giving any Warranties and/or entering into this Agreement or any documents entered into pursuant to this Agreement.

7.	Termination

7.1	This Agreement may be terminated (i) at any time by mutual written consent of the Parties or (ii) by the Purchaser pursuant to Clause 4.5.2.

7.2	Clauses 5 and 8 to 23 (inclusive) and Schedule 1 shall survive any termination of this Agreement.

7.3
Each Party's further rights and obligations under this Agreement shall cease immediately on termination of this Agreement, but termination shall not affect a Party's rights and obligations which have accrued prior to the date of termination or rights and obligations under any of the surviving provisions set out in Clause 7.2.

8.	Indemnity

8.1
The Seller shall indemnify and keep indemnified the Purchaser, CME Ltd. and their Affiliates and subsidiaries, and their respective representatives, officers, directors, shareholders and Controlling persons (the "Purchaser Protected Parties") from and against all costs, Claims, demands, damages, expenses, penalties, fines, liabilities, losses and diminution in value (including the fees and expenses of investigation and counsel), whether or not involving a Third Party Claim, (collectively, "Losses") whatsoever arising out of or in connection with:

8.1.1	any false, incorrect or misleading Warranty made by the Seller;

8.1.2	any breach or non-fulfilment of any covenant or undertaking in this Agreement by the Seller; and

8.1.3
any and all liability whatsoever, however imposed, whether paid by the Purchaser, CME Ltd. or their Affiliates in respect of any fraudulent or criminal act or omission by the Seller or any of his Affiliates in respect of their ownership interest in the Target Companies.

8.2	Any Claim under Clause 8.1 shall be asserted by written notice from the Purchaser Protected Party asserting such Claim (the "Indemnified Party") to the Party from whom indemnification is sought.

8.3
The notice referred to in Clause 8.2 shall include information regarding the nature and basis for the Indemnity Claim and the amount of Losses demanded (estimating, to the extent reasonably practicable, the Indemnified Party's calculation of the Losses thereby suffered by it).

9.	Notices

9.1	Any notice or other communication to be given under this Agreement shall be in writing, in the English language, and shall be deemed to have been duly given to a Party:

9.1.1	on receipt, when delivered personally;

9.1.2	on the next following Business Day following being transmitted by facsimile with suitable proof of transmission; or

9.1.3	three Business Days following being sent by an international courier service.

9.2	For the purposes of this Clause, the authorised address and telephone and facsimile details of the Parties shall be as follows:

if to the Purchaser:	if to CME Ltd.:

CME Investments B.V.	Central European Media Enterprises Ltd.
Dam 5b	c/o CME Development Corporation
Amsterdam JS 1012	52 Charles Street
The Netherlands	London W1J 5EU
United Kingdom
Attn: Director	Attn: General Counsel

Tel.: +31 20 626 8867	Tel.: +44 207 127 5834
Facsimile: +31 20 423 1401	Facsimile: +44 207 127 5801

with a copy to:	if to the Seller:
Central European Media Enterprises Ltd.
c/o CME Development Corporation	Adrian Sarbu
52 Charles Street	4A Modrogan Street, Sc. A, Et. 5, Apt. 15,
London W1J 5EU	Section 1, Bucharest
United Kingdom	Romania
Attn: General Counsel

Tel.: +44 207 127 5834	Tel.: +40 031 8250 301
Facsimile: +44 207 127 5801	Facsimile: +40 031 8250 4000

or such other address as such Party may notify to the other Parties in writing from time to time in accordance with the requirements of this Clause, such notice to be effective five (5) Business Days after the date of such notice or following such longer period as may be set out in such notice.

9.3
Any notice given under this Agreement outside Working Hours of the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

10.	Entire Agreement

10.1
This Agreement constitutes the entire agreement between the Parties and supersedes any arrangements, understanding or previous agreement between them relating to the subject matter to which it relates.

10.2
Each Party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this Agreement.

10.3	Nothing in this Clause operates to limit or exclude any liability for fraud or wilful misconduct.

11.	Third Party Rights

11.1	Subject to Clause 8, no person who is not a party to this Agreement shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce a term of this Agreement.

11.2
The Purchaser Protected Parties shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce Clause 8 and any other relevant Clause necessary for the enforcement of the indemnities therein.

12.	Amendments

12.1	This Agreement may be amended or modified only if in writing (including a written document evidenced by a facsimile transmission) and signed by each of the Parties.

12.2
The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

12.3	None of the terms of this Agreement may be waived except by an instrument in writing duly executed by the waiving Party.

13.	Costs and Expenses

Except as specified herein, each Party shall be liable for its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

14.	Set-off and Gross-up

14.1
A payment made under this Agreement by one Party to the other shall be made free of any right of counterclaim or set-off and without deduction or withholding of any kind, other than any deduction or withholding required by law.

14.2
If a Party is required by law to make a deduction or withholding, it shall, at the same time as the payment which is the subject of the deduction or withholding payable under this Agreement, pay to the other Party such additional amount as shall be required to ensure that the net amount received by the other Party under this Agreement will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

15.	Assignment

The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign its rights (or for the avoidance of doubt, its obligations) under this Agreement without the express written consent of the other Parties, which shall not be unreasonably withheld or delayed.

16.	Confidentiality

16.1
No Party shall divulge or communicate to any person (other than those of its shareholders, directors, employees and professional advisers whose province it is to know the same) or use or exploit for any reason whatsoever this Agreement or the matters contemplated hereby or the information disclosed by any of the other Parties, and shall use its reasonable endeavors to prevent its employees from so acting.

16.2	Notwithstanding the provisions of Clause 16.1, any Party may make an announcement or disclosure concerning this Agreement:

(i)	if required by law or any requirement of any securities exchange or Governmental Authority to which that Party is subject, wherever situated, whether or not the requirement has the force of law, or

(ii)
to a Party's or its Affiliates' directors, officers, employees, professional advisers, counsel, rating agencies, and lenders or other providers of funds (a) who are directly concerned with this Agreement or any related arrangements or transactions, (b) whose knowledge of such information is reasonably necessary; and (c) who by its position or otherwise is under a duty to observe confidentiality in dealing with this Agreement and such related arrangements or otherwise must comply with the provisions of this Agreement in respect of confidentiality.

16.3	The restrictions contained in this Clause shall continue to apply for a period of two (2) years following the expiration or termination of this Agreement.

17.	Announcements

17.1
Subject to Clause 17.2, no Party shall make or issue a public announcement, communication or circular concerning the sale or purchase of the Sale Securities or any related or ancillary matter unless it has first obtained the other Parties' written consent, which may not be unreasonably withheld or delayed.

17.2
Clause 17.1 does not apply to a public announcement, communication or circular required by law or by a rule or regulation of a listing authority, a stock exchange or a Governmental Authority to which the relevant Party is subject, provided that the public announcement, communication or circular shall so far as is practicable be made after consultation with the other Parties and after taking into account the reasonable requirements of the other Parties as to its timing, content and manner of making or despatch.

18.	Severability

If any provision of this Agreement (or of any document referred to herein) is held to be illegal, invalid or unenforceable in whole or in part, the legality, validity and enforceability of the remaining provisions of this Agreement (or such other document) shall not in any way be affected or impaired thereby.  If any provision or part of this Agreement (or any document referred to herein) is held to be illegal, invalid or unenforceable, then the Parties shall use reasonable endeavors to the fullest extent permitted by law to amend the terms of this Agreement to give effect to the transactions contemplated hereby, and if any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted or modified, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

19.	Further Assurance

Each of the Parties shall, at the request of the other Party, promptly do or so far as each is able procure the doing, of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to such other Party concerned as they may reasonably consider necessary for giving full effect to this Agreement and securing to such other Party the full benefit of the rights, powers and remedies conferred upon them in this Agreement.

20.	Waivers

No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of that right, power or privilege and no single or partial exercise by a Party of any right, power or privilege shall preclude any further exercise of that right, power or privilege or the exercise of any other right, power or privilege.

21.	Counterparts

This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each Party had signed the same document, provided that each Party executes at least one (1) counterpart.

22.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of England.

23.	Dispute Resolution

23.1
Any disputes, claims or controversy arising out of or related to this Agreement, including any question as to its formation, validity, interpretation or termination, which cannot be resolved by negotiations between the Parties shall be settled by arbitration on an ad hoc basis in accordance with the Rules of the London Court of International Arbitration, which are deemed to be incorporated by reference into this Clause, except to the extent modified by this Clause.  The tribunal shall consist of three (3) arbitrators. The Purchaser or CME Ltd. (as applicable) and the Seller shall each nominate one (1) arbitrator and the third (3rd) arbitrator shall be appointed by the two (2) arbitrators nominated by the Parties.  Either of the Purchaser or CME Ltd. (as applicable) or the Seller shall have the right to initiate the proceedings.

23.2
The seat of the arbitration shall be London, England.  The language of the arbitration shall be English, except that any party to the arbitration may submit testimony or documentary evidence in Romanian, whereupon it shall also furnish a certified translation or interpretation of any such evidence into English.

23.3
If any dispute arising out of or relating to this Agreement (hereinafter referred to as a "Related Dispute") raises issues which are substantially the same as or connected with issues raised in another dispute which has already been referred to arbitration under this Agreement or another Transaction Document (an "Existing Dispute"), the tribunal appointed or to be appointed in respect of any such Existing Dispute shall also be appointed as the tribunal in respect of any such Related Dispute.  Where, pursuant to the foregoing provisions, the same tribunal has been appointed in relation to two or more disputes, the tribunal may, with the agreement of all the parties concerned or upon the application of one of the parties, being a party to each of the disputes, order that the whole or part of the matters at issue shall be heard together upon such terms or conditions as the tribunal thinks fit.  The tribunal shall have power to make such directions and any interim or partial award as it considers just and desirable.

23.4
Each of the Parties agree that money damages would not be a sufficient remedy for any breach of this Agreement by them and that in addition to all other remedies, the Purchaser shall be entitled to specific performance and to injunctive or other equitable relief as remedies for any such breach or threatened breach of this Agreement by the Seller without proof of actual damages.  The Parties agree not to oppose the granting of such relief, and to waive, and to use their best endeavours to cause any Affiliate to waive, any requirement for the securing or posting of any bond in connection with such remedy.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first written above.

SIGNED	)
for and on behalf of	)
CME INVESTMENTS B.V.	)	__/s/ David Sturgeon_____________
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SIGNED	)
for and on behalf of	)
CENTRAL EUROPEAN MEDIA	)	__/s/ David Sach________________
ENTERPRISES LTD.	)
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SIGNED	)
by ADRIAN SARBU	)	__/s/ Adrian Sarbu________________
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SCHEDULE 1
WARRANTIES

Part A(1).              Seller's Authority and Capacity

The Seller warrants to the Purchaser that as of the date hereof:

1.1
he has the full power and authority to enter into and perform his obligations under this Agreement and the Transaction Documents to which he is a party and to consummate or cause to be consummated the transactions contemplated hereby and thereby;

1.2
his execution, delivery and performance of this Agreement and the other Transaction Documents to which he or his Affiliates are a party and the consummation of the sale and purchase of the Sale Securities will not violate any provision of and will not result in the breach or in the acceleration of the terms of:

(i)
any applicable law, rule or regulation of any court or Governmental Authority to which the Seller or any of his  Affiliates or the Target Companies may be subject or any provision of such Affiliates' or the Target Companies' constitutional documents; and

(ii)
any contract, indenture, agreement or commitment to which the Seller or his Affiliates or the Target Companies are a party or are bound or by which any of such Affiliates or Target Companies or their material assets are affected;

1.3
the execution, delivery and performance of this Agreement and the consummation of the sale and purchase of the Sale Securities will not require the consent of any Governmental Authority or other third party;

1.4
upon being executed by the Parties, this Agreement and other documents referred to in it will constitute legal, valid and binding obligations of him enforceable against him in accordance with its terms; and

1.5	the person(s) signing this Agreement on behalf of the Seller (if applicable) is/are legally authorised to do so.

Part A(2).              Purchaser and CME Ltd. Authority and Capacity

The Purchaser and CME Ltd. severally warrant to the Seller that as of the date hereof:

1.1	it is duly organised, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

1.2
it has the full power and authority to enter into and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party and to consummate or cause to be consummated the transactions contemplated hereby and thereby;

1.3
its execution, delivery and performance of this Agreement or the other Transaction Documents to which it or one of its Affiliates is a party and the consummation of the sale and purchase of the Sale Securities will not violate any provision of and will not result in the breach or in the acceleration of the terms of:

(i)
any applicable law, rule or regulation of any court or Governmental Authority applicable to which it or any of its Affiliates may be subject or any provision of its or their constitutional documents; and

(ii)	any contract, indenture, agreement or commitment to which it or any of its Affiliates is a party or is bound or by which any of its or their material assets are affected;

1.4
its execution, delivery and performance of this Agreement and the consummation of the sale and purchase of the Sale Securities will not require the consent of any Governmental Authority or other third party;

1.5
upon being executed by the Parties, this Agreement and other documents referred to in it will constitute legal, valid and binding obligations of it in accordance with laws of its jurisdiction of incorporation, enforceable against it in accordance with its terms; and

1.6	the person(s) signing this Agreement on behalf of it is/are legally authorised to do so.

Part B.                   Seller's General Warranties

The Seller warrants to the Purchaser and CME Ltd. that as of the date hereof:

1.	Sale Securities and Title to Sale Securities

1.1	he has the exclusive and unrestricted right to sell the Sale Securities to the Purchaser on the terms of this Agreement;

1.2	the Sale Securities are free from all Encumbrances and there is no agreement or commitment to give or create any Encumbrance over or in respect of the Sale Securities;

1.3
each of the Sale Securities are fully paid and have full voting rights and entitlement to the dividends of the Target Companies, and there are no reasons why such voting rights thereon would be suspended or the entitlement to dividends lost;

1.4	the Seller has waived his pre-emption rights originating from the corporate documents and/or the applicable law with respect to the transfer of the Sale Securities to the Purchaser;

1.5
none of the rights to any of the Sale Securities may be exercised by any person, other than the Seller as owner of the Sale Securities, by means of a power of attorney, usufruct or otherwise, or are subject to any restriction or to any actual or threatened litigation;

1.6
all taxes in relation to Sale Securities have been paid duly, timely and in full and there are no claims or amounts which are due to any Governmental Authority or other person in relation with any such participations;

1.7	the Sale Securities comprise:

(i)	approximately 4.9457% of the allotted and issued capital of PRO TV;

(ii)	approximately 4.99997% of the allotted and issued capital of Media Pro International;

(iii)	approximately 5.0% of the allotted and issued capital of Media Vision,

and each of the Sale Securities has been properly and validly allotted and issued and is fully paid;

2.	Compliance with Laws

2.1
the Seller has complied with the provisions of applicable law and all returns, particulars, resolutions and other documents required under applicable law to be delivered on behalf of the Seller to any Governmental Authority have been properly made and delivered in due time;

2.2
the Seller has complied with all regulatory requirements in each jurisdiction in which he and his Affiliates conduct their business including any anti-money laundering regulations, and no cash or property that the Seller has paid or will pay to the Purchaser or the Target Companies has been derived from any activity that is deemed criminal under any applicable law and no such payment shall cause the Purchaser or its Affiliates to be in violation of any anti-money laundering regulations;

2.3
since January 1, 2000, neither the Seller nor any of his agents or other person authorised to act on his behalf has used or promised to use, directly or indirectly, any funds for any unlawful contribution, gift, entertainment or other unlawful payment to any foreign or domestic government official or employee, or any political party, party official, political candidate or official of any public international organization;

2.4	neither the Seller nor any of his agents or other person authorised to act on his behalf is a foreign or domestic government official or employee.

3.	Accredited Investor

3.1
he (i) is experienced, knowledgeable and skilful in evaluating and in making investments of the kind contemplated by this Agreement; (ii) is able, by reason of business and financial experience, to protect his own interests in connection with the transactions contemplated by this Agreement; (iii) is able to afford the entire loss of his investment in the Consideration Shares and has adequate means for providing for his current needs and contingencies; (iv) has no need for liquidity with respect to the Consideration Shares; (v) is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Act; and (vi) is not a broker-dealer or an affiliate of a broker-dealer registered pursuant to Section 15 of the U.S. Securities Exchange Act of 1934, as amended;

4.	No Public Distribution

4.1	he is acquiring the Consideration Shares for his own account, for investment purposes only, and not with a view to, or for resale in connection with, the public sale or distribution thereof;

5.	No Registration; Restriction on Shares

5.1
he understands that he may not sell, offer for sale, assign or otherwise transfer the Consideration Shares other than pursuant to an effective registration statement under the Securities Act or in accordance with the restrictions imposed on the transfer of the Consideration Shares, including, without limitation, any restrictions contained in this Agreement;

6.	Accuracy of Warranties

6.1
he understands that the Consideration Shares are being offered and sold to him in reliance upon exemptions from the registration requirements of the United States federal securities laws provided by Regulation D of the Securities Act and/or Section 4(2) of the Securities Act and that CME Ltd. and the Purchaser are relying upon the truth and accuracy of his warranties contained in this Schedule 1 and his compliance therewith in order to determine the availability of such exemptions and the eligibility of him to acquire the Consideration Shares;

7.	Financial Information

7.1
he (i) has been provided with and has reviewed all requested information concerning the business of CME Ltd., including, without limitation, CME Ltd.'s audited financial statements for the fiscal year ended 31 December 2009, CME Ltd.'s unaudited financial statements for the three months ended 31 March 2009, and any periodic report filed by CME Ltd. with the United States Securities and Exchange Commission since 5 May 2010 and (ii) has been given the opportunity to conduct a due diligence review of CME Ltd. concerning the terms and conditions of all matters pertaining to an investment in the Consideration Shares and has had all requested access to the management of CME Ltd. and the opportunity to ask questions of the management of CME Ltd.;

8.	Brokers

8.1	he has not employed, engaged or retained, or otherwise incurred any liability to, any person as a broker, finder, agent or other intermediary in connection with the transactions contemplated herein;

9.	No General Solicitation

9.1	he has not learned of the investment in the Consideration Shares as a result of any public advertising or general solicitation;

10.	Residency

10.1	he has his principal place of residence in the jurisdiction set forth above.

Part C.                   CME Ltd. Warranties

CME Ltd. warrants to the Seller that as of the date hereof the Consideration Shares have been duly and validly authorised and, when issued and delivered against payment therefor as provided herein, will be duly and validly issued, fully paid and non-assessable.